Exhibit 10.26

June 7, 2018

Rick Wanstall

64 Maverick Street

Marblehead, MA 01945

Dear Rick:

It is my great pleasure to extend to you this offer of employment with Aileron Therapeutics, Inc. (the "Company"). The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1.

Employment.  You will be employed to serve on a full-time basis as Vice President, Finance & Operations, reporting to Don Dougherty, effective July 9, 2018 (the “Effective Date”). You agree to devote your best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.

2.

Base Salary and Bonus.  Your base salary will be at the rate of $11,875.00 per pay period (equivalent to $285,000 annualized) less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.  Your base salary may be adjusted in the sole discretion of the Company from time to time in accordance with normal business practices. Following the end of any calendar year in which you are employed by the Company, and subject to the approval of the Company's Board of Directors (the “Board”), you may from time to time be eligible for a discretionary bonus, to be paid in that subsequent year in accordance with the Company’s customary practices, of up to 30% of your then current annualized base salary.  Any such bonus award would be based on both you and the Company achieving certain performance objectives for that calendar year.  The establishment of the bonus criteria and whether the same has been achieved shall be determined by the Company in its sole discretion.  You must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.  You will be eligible for this annual bonus award beginning with 2018 calendar year performance – your 2018 bonus will not be pro-rated.

3.

Equity.  Subject to approval by the Board, you will receive stock options to purchase 50,000 shares of the Company’s Common Stock for a price per share equal to the fair market value of one share of the Common Stock on the date of the option grant as determined by the Board and pursuant and subject to the terms of the Company’s Option Agreement (which must be executed to receive the grant).  The stock options will vest (become exercisable) as follows:

281 Albany Street   Cambridge, MA 02139  P: 617 995 0900  .  F: 617 995 2410   www.aileronrx.com

25% of the shares underlying the options shall vest upon the twelve (12) month anniversary of your employment commencement date and 1/36th of the remainder of such shares will vest on a monthly basis in thirty-six (36) equal monthly installments with the first such installment vesting on the thirteenth month anniversary of your employment commencement date, subject to your continued employment with the Company through each vesting date.  You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board.  Any grant of options is subject to all of the terms and conditions of the relevant stock plan and option agreement.

4.

Benefit Programs.  You may choose to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  This presently includes (among other benefits) health and dental insurance, paid holidays, and a 401(k) savings program. Our benefits also include three (3) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company, which approval will not be unreasonably withheld.  The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year.  Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

5.

Modification of Compensation/Benefits.  The Company reserves the right at any time to change, add, or cease any particular compensation, bonus or benefit program (including those detailed above) on a prospective basis.

6.	Business Expenses. The Company will reimburse you for all reasonable and documented business expenses. Expenses in excess of $500.00 will require pre-approval of the CEO, CFO or his/her designee.
7.

Termination Benefits.  In the event that your employment with Aileron is terminated involuntarily by Aileron for reasons other than for Cause, the Company then will offer you a separation package that will include severance pay and benefits (“Severance Benefits”), subject to your signing (and not revoking) a separation agreement satisfactory to the Company.  The separation agreement will include (among other standard provisions) a full release of claims by you, affirmation of any contractual obligations you have to the Company pursuant to the Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement (“the NCA”), and covenants by you of cooperation, confidentiality and non-disparagement.  The Severance Benefits will specifically include severance pay for up to six (6) months and continuation medical/dental benefits (subject to your co-pay) for the same period of time that you are receiving severance pay.  The Severance Benefits will cease upon your attainment of other employment.  For purposes of your eligibility for the Severance Benefits, the term Cause means any: (1) act involving dishonesty, misappropriation, fraud, or bribery; or (2) the Company’s reasonable determination that you have (i) neglected or not performed your duties or responsibilities to the Company, (ii) engaged in misconduct in performing your duties, or (iii) violated any Company policy, rule, regulation or directive.

8.	Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement. In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its Confidential Information and good-will, employees are required as a condition of employment, and continued employment, to execute the Aileron Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement (the “NCA”) attached to this letter. The terms and conditions of the NCA will apply, regardless of any change in the nature of your duties, compensation or employment with any entity related to Aileron.

Just as Aileron regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your prior employers to safeguard the confidential information of those companies.  Aileron respects these obligations, and expects you to honor them as well.  To that end, you hereby represent that you have disclosed and provided copies of any agreement that you have with a prior employer that relates to any obligations of the type and nature reflected in our NCA.  We also expect that you have not taken any documents or other confidential information from your employer, and that you will make certain that you do not maintain any information that you may have received electronically.  Further, we want to make it perfectly clear that you should not bring with you to Aileron, or use in the performance of your responsibilities for our Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

9.

Company Policies and Procedures.  As an employee of the Company, you will be required to comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment.  Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all Internet and e-mail usage) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information, including any personal emails or other communications that are delivered into or out of a Company system.

10.

Proof of Legal Right to Work.  For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.

Nature of the Relationship.  While we obviously are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit beyond the end of your employment with the Company.  Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by the Company and the exception of the NCA, it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with Aileron shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

We are excited about the prospect of having you join Aileron.  We look forward to receiving your response acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

By: /s/ Brenda Duane

Brenda Duane

Vice President, Human Resources

Accepted and Agreed To:

/s/ Richard J. Wanstall Name:	Date: 6/8/2018

EXHIBIT A

AILERON THERAPEUTICS, INC.

CONFIDENTIALITY, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

In consideration of my employment by Aileron Therapeutics, Inc. or any of its predecessors, successors or subsidiaries (collectively, the "Company"), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, intending to be legally bound, hereby agree as follows:

Confidentiality

I understand that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the "Confidential Information") and valuable Biological and Biochemical Materials (as hereafter defined) which may become known to me in connection with my employment by the Company.  By way of illustration, but not limitation, Confidential Information may include Inventions (as hereafter defined), trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence.  Confidential Information is contained in various documents and media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.  As used herein, "Biological and Biochemical Materials" means all biological and biochemical materials, including, without limitation, any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

I hereby acknowledge that all Biological and Biochemical Materials and all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to me or the Company.  I agree that I shall not, during the term of my employment by the Company and thereafter, publish, disclose or otherwise make available to any third party, other than employees, advisors and consultants of the Company, any Confidential Information or Biological and Biochemical Materials except as expressly authorized in writing by the Company.  I agree that I shall use such Confidential Information and Biological and Biochemical Materials only in the performance of my employment duties to the Company and in accordance with Company policy with respect to the protection of Confidential Information and Biological and Biochemical Materials.  I agree not to use such Confidential Information or Biological and Biochemical Materials for my own benefit or for the benefit of any other person or business entity.

I agree to exercise my best efforts to protect the confidentiality of Confidential Information and Biological and Biochemical Materials in my possession.  Upon the termination of my employment by the Company, or at any time upon the Company's request, I shall return immediately to the Company any and all materials containing any Confidential Information or any Biological or Biochemical Materials then in my possession or under my control.

Neither Confidential Information nor Biological and Biochemical Materials shall include information which is disclosed intentionally and publicly by the Company and becomes generally known within the Company's industry.  However, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available.

Assignment of Inventions

I agree promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how and Biological and Biochemical Materials that are conceived, devised, invented, developed or reduced to practice or tangible medium by me, under my direction or jointly with others during any period that I am employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company, which relate to the business of the Company and arise out of my employment by the Company (collectively, "Inventions").

I hereby assign to the Company all of my right, title and interest to any and all Inventions and any and all related patent rights, copyrights and applications and registrations therefor which relate to the business of the Company and arise out of my employment by the Company.   During and after my employment by the Company, I shall cooperate with the Company, at the Company's expense, in obtaining proprietary protection for any such Inventions and I shall, upon the Company's request, execute all documents necessary or advisable in order to perfect the Company's rights in such Inventions.  In order to protect the Company in the event that I should fail or refuse to execute all such documents within a reasonable period following the Company's request, I hereby appoint the Company my agent and attorney-in-fact to execute and deliver any such documents on my behalf.

Notwithstanding the foregoing, any discoveries, improvements and inventions, made or conceived by me prior to my employment by the Company (referred hereafter as “personal IP”), or not otherwise covered by the foregoing, are expressly reserved and excerpted from the provisions of this Agreement, provided, however, that if I use any personal IP in the course of my work for the Company or incorporate any personal IP into a Company invention, then I agree to provide a non-exclusive royalty-free, freely transferable and perpetual license to the Company, its affiliates and sublicensees to practice and utilize my personal IP in furtherance of its or their business interests.  During and after my employment by the Company, at the Company's expense, in obtaining the ability to use any personal IP.  I shall, upon the Company's request, execute all documents necessary or advisable in order to perfect the Company's rights hereunder.

I acknowledge that all original works of authorship created or developed by me within the scope of my employment by the Company which are protectable by copyright are intended to be "works made for hire", as that term is defined in Section 101 of the United States Copyright Act of 1976

(the "Act"), and shall be the property of the Company and the Company shall be the sole author within the meaning of the Act.  If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, then, without further consideration, I hereby assign to the Company all of my right, title and interest in such copyrightable work and I will cooperate with the Company and its designees, at the Company's expense, to secure, maintain and defend for the Company's benefit copyrights and any extensions and renewals thereof on any and all such work.  I hereby waive all claims to moral rights in any Inventions.

Non-competition

I agree that while I am an employee of the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, I shall not, without the Company's prior written consent, directly or indirectly become employed or otherwise engaged in any capacity (including without limitation as a principal, employee, consultant, partner or stockholder) with any person or business enterprise engaged in the Field of Interest (as defined on the attached Schedule A).  Notwithstanding the foregoing, this covenant shall not prohibit me from (i) owning not more than 1% of the combined voting power of the outstanding stock of a publicly held company; or (ii) becoming associated or rendering services to a person or business enterprise whose business is diversified and that is, as to that part of its business with which I become associated, is not involved in not involved in the Field of Interest.  In the case of (ii), you must provide the Company (prior to my acceptance of any such association) separate written assurances satisfactory to the Company from such person or business enterprise and from me that I will not render services (directly or indirectly) in connection with the Field of Interest.

Non-Solicitation and Non-Interference

I agree that while I am an employee of the Company and for a period of two (2) year after the termination or cessation of such employment for any reason, I will not directly or indirectly recruit, solicit, induce, engage or hire, or attempt to do any of the foregoing, any employee or independent contractor of the Company (defined as any individual employed or engaged by the Company during the six-month period prior to termination of your employment through the end of the two (2) year period) to leave the employ of or cease providing services to the Company or such affiliate, or in any way interfere with the relationship between the Company or any of its affiliates and any employee or independent contractor thereof.

I agree that while I am an employee of the Company and for a period of two (2) year after the termination or cessation of such employment for any reason, I will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company or any of its affiliates if such could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Company or any of its affiliates or materially interfere with the relationship between any such person or entity and the Company or any of its affiliates.

Other Agreements

Except as identified on the attached Schedule A, I am not bound by any agreement with any person or company to disclose and assign inventions or refrain from competing with or using or disclosing any confidential or proprietary information in the Field of Interest (as defined on Schedule A) of that person or company.  I will not disclose to the Company any confidential or proprietary information belonging to any other person or company.  I will not perform any employment duties for the Company which could result in claims by any other person or company of rights in any Inventions without the express prior agreement of the Company and any such person or company.

General

In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

No delay or omission by the Company in exercising any right under this agreement will operate as a waiver of that or any other right.  No waiver or consent given by the Company on any occasion will be construed as a bar to or continuing waiver of any right on any other occasion.

I acknowledge that the restrictions contained in this agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose.  I agree that any breach of this agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance, or other equitable relief, to prevent the violation of my obligations hereunder.

The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  In the event of any dispute relating to the terms and provisions of this Agreement or its breach, any action, demand, claim or counterclaim relating to the same must be commenced in Massachusetts in a state or federal court of competent jurisdiction, and I acknowledge that I am subject to the personal jurisdiction of the Massachusetts courts.  Both parties further acknowledge that venue shall exclusively lie in Massachusetts, and that material witnesses and documents would be located in Massachusetts.  Both parties further agree that any such dispute shall be tried by a Judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. Nothing herein shall be deemed to limit the Company’s right to commence and seek immediate judicial relief in the event of your claimed breach of the covenants set forth in this Agreement.

This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

____________________________________________________________________

Date	(Signature)

Print Name:  _________________

Acknowledged and Agreed:

AILERON THERAPEUTICS, INC.

By:	_____________________________
Name:	_____________________________
Title:	_____________________________

Schedule A

"Field of Interest" shall mean 1) therapeutics or diagnostic products that incorporate technologies to stabilize peptide or protein structures, or 2) those therapeutic indications, diagnostic products and compounds that the Company is developing.

Other Agreements

I am bound by agreements with the following entities: [EMPLOYEE TO FILL IN]